Exhibit 21.1

Subsidiaries of Integral Ad Science Holding Corp.

Company Name	Jurisdiction of Formation
Subsidiaries included in consolidated financial statements*
Integral Ad Science, Inc.	Delaware
Publica LLC	Delaware

*Twenty nine subsidiaries, whose names are omitted, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.